Exhibit 12

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0256 F: +1 202.637.3593 jonsambur@ eversheds-sutherland.com

April 3, 2024

Blue Owl Credit Income Corp.

399 Park Avenue

New York, New York 10022

Re: Registration Statement on Form N-14 to be filed with the SEC with respect to Blue Owl Credit Income Corp.

Ladies and Gentleman:

We have acted as tax counsel for Blue Owl Credit Income Corp., a Maryland corporation (the “Company”), with respect to certain legal matters in connection with the registration statement on Form N-14 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “1933 Act”), relating to the Company’s offer to exchange all of its outstanding (i) 7.950% Notes due 2028, (ii) 7.750% Notes due 2029, and (iii) 6.650% Notes due 2031, which were each issued in transactions not requiring registration under the 1933 Act, for an equal aggregate principal amount of its new (i) 7.950% Notes due 2028, (ii) 7.750% Notes due 2029, and (iii) 6.650% Notes due 2031, respectively, that have each been registered with the SEC under the 1933 Act.

We have also participated in the preparation of the Registration Statement to which this opinion letter is an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Certain Material U.S. Federal Income Tax Considerations” (the “Discussion”) in the Registration Statement.

In rendering our opinions, we have relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), rulings and other judicial decisions regarding the Code and the Regulations by the courts, and administrative interpretations of the Code and the Regulations by the Internal Revenue Service (“IRS”), all as they exist as of the date hereof. The Code, Regulations, rulings and judicial decisions by the courts, and IRS administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.

In addition, in rendering our opinions, we have assumed the accuracy of the factual matters described in the Registration Statement, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that:

1.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, although general in nature, insofar as it purports to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of such matters in all material respects.

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Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

This opinion letter is limited to the matters specifically set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinions are rendered as of the date hereof and we assume no obligation to update or supplement these opinions or any matter related to these opinions to reflect any change of fact, circumstances, or law after the date hereof.

Furthermore, our opinions are not binding on the IRS or a court. In addition, we must note that our opinions represent merely our best legal judgment on the matters presented and that others may disagree with our conclusions herein. There can be no assurance that the IRS will not take a contrary position or that a court would agree with our opinions if litigated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm—Eversheds Sutherland (US) LLP—and these opinions contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours,

Eversheds Sutherland (US) LLP